EX-99.14.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Nomura ETF Trust II of our report dated October 24, 2025, relating to the financial statements and financial highlights of Macquarie Tax-Free California Fund (effective December 1, 2025, renamed Nomura Tax-Free California Fund), which appears in Voyageur Mutual Funds' Certified Shareholder Report on Form N-CSR for the year ended August 31, 2025. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 10, 2026